As filed with the Securities and Exchange Commission on December 16, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KLONDEX MINES LTD.
(Exact name of registrant as specified in its charter)

British Columbia	98-1153397
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

1055 West Hastings St., Suite 2200
Vancouver, British Columbia
Canada V6E 2E9
(604) 662-3902
(Address of Principal Executive Offices)

Klondex Mines Ltd. Share Incentive Plan
Klondex Mines Ltd. Share Option and Restricted Share Unit Plan
(Full title of the plan)

DL Services, Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Telephone: (206) 903-8800
(Name, address and telephone number, including area code, of agent for service)

With a copy to

Kimberley R. Anderson
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Proposed Maximum Offering	Proposed Maximum	Amount of
Securities to be Registered	be Registered(1)	Price Per Share	Aggregate Offering Price	Registration
				Fee
Common Shares, no par value	5,258,105(2)	$1.99(3)	$10,463,628.95(3)	$1,212.74

Common Shares, no par value	7,602,612(4)	$4.21(5)	$32,006,996.52(5)	$3,709.61

Total	12,860,717		$42,470,625.47	$4,922.35

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the Klondex Mines Ltd. Share Incentive Plan (the “Old Plan”), and the Klondex Mines Ltd. Share Option and Restricted Share Unit Plan (the “Current Plan,” and together with the Old Plan, the “Plans”).

(2)

Represents common shares of the Registrant, no par value (the “Common Shares”) issuable upon, (i) the exercise of currently outstanding options previously granted under the Old Plan, and (ii) the exercise of currently outstanding options previously granted under the Current Plan.

(3)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price, per share and in the aggregate, is calculated on the basis of C$2.67, the weighted average exercise price of the outstanding options described in note (2), converted into U.S. dollars using an exchange rate of C$1.00 = US$0.7464, which exchange rate was the Bank of Canada daily noon exchange rate on December 15, 2016.

(4)

Represents Common Shares issuable upon, (i) the exercise of options and vesting of awards available for grant under the Current Plan, and (ii) the vesting of restricted share units (“RSUs”) previously granted under the Current Plan.

(5)

Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Registrant’s Common Shares reported on the NYSE MKT LLC on December 15, 2016.

EXPLANATORY NOTE

The Registrant’s Current Plan consists of a share option component and a restricted share unit component. Effective May 13, 2016, the Current Plan replaced the registrant’s Old Plan. No additional options, Common Shares or other equity awards will be granted under the Old Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) registers the Common Shares to be issued pursuant to (i) the exercise of options previously granted and currently outstanding under the Registrant’s Old Plan, (ii) the exercise of options and vesting of RSUs previously granted and currently outstanding under the Registrant’s Current Plan, and (iii) the exercise of options and vesting of awards available for grant under the Current Plan.

Pursuant to the terms of the Current Plan, the aggregate number of Common Shares issuable under the Current Plan, cannot exceed 8.9% of the aggregate number of Common Shares outstanding on a non-diluted basis at the time of the applicable grant less the aggregate number of Common Shares reserved for issuance under all of the Registrant’s other security-based compensation arrangements. In addition, the maximum number of Common Shares available for issuance pursuant to grants of RSUs under the Current Plan cannot exceed 4.0% of the total number of Common Shares outstanding at the time of grant of the applicable RSU.

As of November 30, 2016, the Registrant had a total of 149,325,538 Common Shares issued and outstanding; 429,255 outstanding and unvested share awards previously granted under the Old Plan; 4,958,105 outstanding options granted under the Old Plan; 300,000 outstanding options granted under the Current Plan; and 790,753 outstanding RSUs granted under the Current Plan. Based on the total number of outstanding Common Shares, as of November 30, 2016, a maximum of 13,289,972 Common Shares could be issued under the Current Plan, less any previously established or proposed compensation arrangement (such as, without limitation, outstanding and unvested share awards granted under the Old Plan). The maximum of 12,860,717 Common Shares being registered on this Registration Statement is the maximum of 13,289,972 Common Shares that may be issued under the Current Plan, less the 429,255 outstanding and unvested share awards previously granted under the Old Plan.

Any exercise or termination of an option or vesting of a share award previously granted under the Plans and any redemption or termination of an RSU previously issued under the Current Plan, will result in additional grant capacity becoming available under the Current Plan. Any redemption or termination of an RSU will also result in an additional RSU being available for grant under the Current Plan. Further, in the event the Registrant elects to satisfy its payment obligation with respect to RSUs in cash rather than delivering Common Shares, any Common Shares that otherwise would have been subject to such RSUs will again be available for grant under the Current Plan.

For the avoidance of doubt, this Registration Statement covers the Common Shares underlying outstanding awards granted under the Old Plan that become available for issuance under the Current Plan when such Common Shares are no longer issuable under the Old Plan due to the expiration, forfeiture or cancellation of such outstanding awards.

All references in this Registration Statement to “dollars” or “$” are to United States dollars, and all references to “C$” are to Canadian dollars.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this Registration Statement.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2016;

(b)

Unaudited condensed consolidated interim financial statements of the Registrant as at and for the three months ended March 31, 2016 and 2015 (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on May 10, 2016);

(c)

Management's discussion and analysis of the financial position and results of operations of the Registrant for the three months ended March 31, 2016 and 2015 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on May 10, 2016);

(d)

Material change report of the Registrant dated August 4, 2016, with respect to the Registrant’s entry into a definitive membership purchase agreement with certain parties on July 25, 2016 and the concurrent entry into a letter agreement with a syndicate of underwriters to effectuate a “bought deal” private placement (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on August 5, 2016);

(e)

Unaudited condensed consolidated interim financial statements of the Registrant as at and for the three and six months ended June 30, 2016 and 2015 (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on August 9, 2016);

(f)

Management's discussion and analysis of the financial position and results of operations of the Registrant for the three and six months ended June 30, 2016 and 2015 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on August 9, 2016);

(g)

Material change report of the Registrant dated September 22, 2016 with respect to the Registrant’s announcement of a positive production decision at its underground True North Gold Mine in Manitoba, Canada, and the Registrant’s provision of updated mineral reserve and mineral resource estimates for the True North Gold Mine (incorporated by reference to Exhibit99.1 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on September 23, 2016);

(h)

Unaudited condensed consolidated interim financial statements of the Registrant as at and for the three and nine months ended September 30, 2016 and 2015 (incorporated by reference to Exhibit99.1 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on November 4, 2016);

(i)

Management's discussion and analysis of the financial position and results of operations of the Registrant for the three and nine months ended September 30, 2016 and 2015 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on November 4, 2016);

(j)

Business Acquisition Report of the Registrant dated November 16, 2016 with respect to the Registrant’s acquisition of all the membership interests of Carlin Resources, LLC (incorporated by reference to Exhibit 99.3 to the Registrant’s report on Form 6-K furnished by the Registrant to the Commission on November 18, 2016);

(k)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2015; and

(l)

The description of the Registrant’s Common Shares contained in Exhibit 99.1 to the Registrant’s registration statement on Form 40-F filed with the Commission under the Exchange Act on September 21, 2015, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference amends, modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Business Corporations Act

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”). Under Section 160 of the Act, a company may, subject to Section 163 of the Act, indemnify an individual who:

•	is or was a director or officer of the company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the company; or (ii) at the request of the company; or

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

and includes the heirs and personal or other legal representatives of that individual (collectively,, an “eligible party”), against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (a) is or may be  joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”) to which the eligible party is or may be liable and the company may, subject to Section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the company must not make such payments unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, a company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by the company’s memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by the company’s memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must neither indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, nor pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of a company or an eligible party:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Under the Act, the articles of a company may affect the company’s power or obligation to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Articles of the Registrant

The Registrant’s articles provide that, subject to the Act, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the Act, and that the failure of a director, alternate director or officer of the Registrant to comply with the Act or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of C$40 million, subject to a corporate deductible of C$250,000 per loss for all claims except employment claims, which are subject to a deductible of C$150,000 per loss. This insurance provides coverage for indemnity payments made by the Registrant to its directors, alternate directors and officers as required or permitted by law for losses, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. This policy also provides coverage directly to individual directors, alternate directors and officers if they are not indemnified by the Registrant. The company also maintains a separate dedicated limit of insurance for these non-indemnifiable claims in the amount of C$15 million, subject to a deductible of $nil. The insurance coverage for directors, alternate directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Notice of Articles and Articles of Klondex Mines Ltd.

4.2	Klondex Mines Ltd. Share Incentive Plan

4.3	Klondex Mines Ltd. Share Option and Restricted Share Unit Plan (incorporated herein by reference to Schedule B of the Registrant’s management information circular, as set forth in Exhibit 99.2 of the Registrant’s report on Form 6-K furnished to the Commission on May 19, 2016)

5.1	Opinion of Bennett Jones LLP

23.1	Consent of Bennett Jones LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of Practical Mining LLC

23.5	Consent of Laura Symmes

23.6	Consent of Sarah Bull

23.7	Consent of Mark Odell

23.8	Consent of Brian Morris

23.9	Consent of Karl Swanson

23.10	Consent of P&E Mining Consultants Inc.

23.11	Consent of Eugene Puritch

23.12	Consent of Alexandru Veresezan

23.13	Consent of Fred Brown

23.14	Consent of William Stone

23.15	Consent of Alfred Hayden

23.16	Consent of David Orava

23.17	Consent of Kirk Rodgers

23.18	Consent of SRK Consulting (Canada) Inc.

23.19	Consent of Marek Nowak

23.20	Consent of Chad Yuhasz

24.1	Powers of Attorney (included in signature page)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reno, State of Nevada, on this 8th day of December, 2016.

KLONDEX MINES LTD.

By:	/s/ Barry Dahl
Name:	Barry Dahl
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Andre Huet and Barry Dahl, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and revocation for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits thereto, and other documents in connection therewith to this Registration Statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto each of said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Andre Huet	President, Chief Executive Officer and	December 8, 2016
Paul Andre Huet	Director (Principal Executive Officer)

/s/ Barry Dahl	Chief Financial Officer and Authorized	December 8, 2016
Barry Dahl	U.S. Representative (Principal Financial
Officer and Principal Accounting Officer)

/s/ Richard J. Hall	Chairman of the Board and Director	December 8, 2016
Richard J. Hall

/s/ Blair Schultz	Director	December 8, 2016
Blair Schultz

/s/ Rodney Cooper	Director	December 8, 2016
Rodney Cooper

/s/ Mark Daniel	Director	December 8, 2016
Mark Daniel

Signature	Title	Date

/s/ Jamie Haggarty	Director	December 8, 2016
Jamie Haggarty

/s/ William Matlack	Director	December 8, 2016
William Matlack

/s/ Charles Oliver	Director	December 8, 2016
Charles Oliver

EXHIBIT INDEEX

Exhibit Number	Exhibit

4.1	Notice of Articles and Articles of Klondex Mines Ltd.

4.2	Klondex Mines Ltd. Share Incentive Plan

4.3

Klondex Mines Ltd. Share Option and Restricted Share Unit Plan (incorporated herein by reference to Schedule B of the Registrant’s management information circular, as set forth in Exhibit 99.2 of the Registrant’s report on Form 6-K furnished to the Commission on May 19, 2016)

5.1	Opinion of Bennett Jones LLP

23.1	Consent of Bennett Jones LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of Practical Mining LLC

23.5	Consent of Laura Symmes

23.6	Consent of Sarah Bull

23.7	Consent of Mark Odell

23.8	Consent of Brian Morris

23.9	Consent of Karl Swanson

23.10	Consent of P&E Mining Consultants Inc.

23.11	Consent of Eugene Puritch

23.12	Consent of Alexandru Veresezan

23.13	Consent of Fred Brown

23.14	Consent of William Stone

23.15	Consent of Alfred Hayden

23.16	Consent of David Orava

23.17	Consent of Kirk Rodgers

23.18	Consent of SRK Consulting (Canada) Inc.

23.19	Consent of Marek Nowak

23.20	Consent of Chad Yuhasz

24.1	Powers of Attorney (included in signature page)